EXHIBIT 10.6

Summary Description of the Compensation of
Non-Employee Directors of TETRA Technologies, Inc.

Effective on each of March 1, 2016 and May 1, 2016, the Board of Directors voluntarily agreed to 10% reductions in the annual retainers and meeting fees paid in cash in order to align with the Company's employee wage and salary reductions implemented in 2016. As of the date of this filing, both such reductions remain in place.

Each Non-Employee Director other than our Chairman of the Board, receives the following cash compensation:

•	Monthly cash retainer of $3,375.

•
Meeting fees of $1,215 for each Board meeting attended. In addition, members of the Audit Committee, Management and Compensation Committee, and Nominating and Corporate Governance Committee receive meeting fees of $1,215 for each committee meeting attended. All meeting fees are payable on the date of the meeting.

Our Chairman receives a monthly cash retainer of $8,910, and no additional compensation for attending meetings of the committees or the Board or for serving as our Chairman of the Board. Additional annual cash retainers of $8,100 are paid to the chairmen of the Management and Compensation Committee and the Nominating and Corporate Governance Committee. An additional annual cash retainer of $12,150 is paid to the chairman of the Audit Committee. All additional cash retainer amounts are payable in quarterly installments.

Equity Compensation. On May 2, 2016, each Non-employee Director serving as of that date received an award of 13,889 shares of restricted stock with an aggregate grant date fair market value of $99,167. Twenty-five percent of the shares of restricted stock so awarded vested on the date of grant, and additional 25% portions of the award vested on August 2 and November 2, 2016 and February 2, 2017. It is anticipated that future compensation arrangements approved by the Board of Directors will include awards of grants of approximately $100,000 in value of restricted stock to each Non-employee Director on an annual basis, to be awarded in conjunction with the Company's Annual Meeting of Stockholders held in May of each year.

Reimbursement of Expenses. All Non-Employee Directors are reimbursed for out-of-pocket travel expenses incurred in attending meetings of the Board and committees (including travel expenses of spouses if they are invited by the Company).